Exhibit 23
CROGHAN BANCSHARES, INC.
Consent of Independent Auditor
The Board of Directors
Croghan Bancshares, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated February 16, 2006, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Croghan Bancshares, Inc.

/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
March 14, 2006